{EXHIBIT 10.17


                      CONSULTING AND EMPLOYMENT AGREEMENT


      CONSULTING AND EMPLOYMENT AGREEMENT (this "Agreement") made as of the 3rd day of January, 1996 by and between JOHN PRISCO residing at the address indicated following his signature below (hereinafter referred to as "Executive") and CAI WIRELESS SYSTEMS, INC., a Connecticut corporation having its principal place of business at 18 Corporate Woods Boulevard, Third Floor, Albany, New York (hereinafter referred to as the "Company").

      .     CAPACITY/TERMS.  () CONSULTING PERIOD.  Subject to the provisions of this Agreement the Company hereby engages Executive and Executive hereby accepts engagement by the Company as its Chief Operations Officer subject to the provisions of this Agreement during the period commencing as of the date hereof and ending on March 1, 1996 (the "Consulting Period"). During the Consulting Period, Executive shall be deemed an employee of the Company.

            () EMPLOYMENT TERM. Upon termination of the Consulting Period through January 3, 1998 (the "Employment Term") the Company shall employ Executive and Executive shall work for the Company as its President and Chief Operating Officer on the terms and conditions set forth in this Agreement. The Employment Term shall be automatically renewed annually thereafter for successive one year periods unless either party gives notice to the other of its intention not to renew this Agreement within sixty (60) days of the expiration of the initial Employment Term or applicable renewal term. At the commencement of the Employment Term, the Company shall recommend, and shall propose any action necessary to effect, Executive's addition to the Board of Directors of the Company, subject to applicable law and in accordance with the Company's Certificate of Incorporation and By-Laws.

            () TERM. Unless otherwise specified, the terms of this Agreement shall be applicable to Executive during both the Consulting Period and the Employment Term, which together with any renewal term are herein referred to together as the "Term".

      .     COMPENSATION/BENEFITS.  ()  SIGNING BONUS.  In consideration of
Executive entering into this Agreement, upon its execution and delivery, the Company shall pay to Executive the sum of $40,000.

            () BASE SALARY. During the Term, the Company agrees to pay Executive on the basis of an annualized base salary of $200,000 ("Base Salary"). Such Base Salary shall be reviewed no less frequently than annually during the Term and may be increased but not decreased by the Company's Board of Directors. Such Base Salary shall be payable in accordance with the Company's normal business practices or in such other amounts and at such other times as the parties may mutually agree.

            () STOCK OPTIONS. Executive shall be granted incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) to purchase up to 200,000 shares of Company common stock pursuant an option agreement substantially in the form attached hereto (the "Option Agreement"). Executive will be given at least 10 business days notice of any intent to terminate him for Cause, so that he can exercise his options prior to such termination.

            () BONUSES. During the Employment Term, the Company shall pay to Executive an annual bonus of up to 35% of the Base Salary paid to Executive during the portion of the Term to which said bonus applies, based upon the achievement of performance targets established within ninety (90) days of the date hereof by the Compensation Committee of the Company's Board of Directors, in consultation with Executive and Chief Executive Officer. The targets will be revised annually, within (90) ninety days of the beginning of each fiscal year or at such other times as may be mutually agreed by the parties. Except for the initial Employment Term, any bonus will normally be payable within 90 days of the close of each fiscal year during the Term such payment to be made with respect to a fiscal year during the Term even after the Term has expired. Bonuses for a portion of a fiscal year shall be paid to the extent earned (as defined in Paragraph 4(D)).

            () BENEFITS/VACATION. During the Term, the Company shall provide Executive with such other benefits, including medical plans, as are made generally available to employees of the Company from time to time and with such additional benefits as are made available to executive officers of the Company at any time during the Term. Executive shall be entitled to up to five weeks vacation during each year of the Employment Term, provided that the time and duration of vacation periods shall not interfere with the operations of the Company. For purposes of vacation accrual, Executive shall be entitled to credit for the term of service completed during the Consulting Period. Accrued vacation may be carried over or "sold back" to the Company to the extent permitted by, and in accordance with, the policy set forth in the Employee Manual of the Company.

            () LIFE INSURANCE. Subject to the Executive's submitting to any required physical examinations and provided such policy can be obtained at customary premiums, the Company shall purchase a term insurance policy with the face amount of $200,000 on the life of Executive and shall permit Executive to designate the beneficiary thereof.

      .     SERVICES.  During the Term, Executive shall devote substantially all his working time, attention and energies to the business of the Company and its Affiliates (as defined below) under the general direction of the Company's Board of Directors, acting through its Chairman and Chief Executive Officer. Executive agrees to serve, for no additional compensation, as an officer or director of any direct or indirect wholly-owned subsidiary of the Company; provided, that the Executive is entitled to indemnification by the Company, to the full extent permitted by law, with respect to Executive's service in such capacity. The Chief Operating Officer shall be in charge of all day-to-day operations of the Company and the second highest ranking officer of the Company, reporting solely to the Chairman and Chief Executive Officer, who is the highest ranking officer of the Company. Without limiting the generality of the foregoing, during the Term, Executive shall not, without the prior written consent of the Company render services, directly or indirectly, for compensation or otherwise, to or for any other person or firm in competition with the business of the Company in any market served by the Company or its Affiliates without the written consent of the Board of Directors; provided, however, that during the Consulting Period, Executive may remain an employee of Bell Atlantic Corporation, or any Affiliate thereof (collectively, "BAC") until the Closing Date; provided that, notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to pay any amounts due, or provide any benefits, hereunder to Executive to the extent Executive is receiving the same, or an equivalent value therefor, from BAC. As used herein, the term "Affiliate" shall mean any corporation of which the Company directly or indirectly owns at least 51% of the stock and is entitled to elect a majority of the directors. For purposes of this Agreement, CS Wireless Systems, Inc. shall be deemed an Affiliate of the Company for so long as the Company owns not less than 25% of the equity of CS Wireless Systems, Inc. and has the right to actively participate in its management. During the Term, the principal location of Executive's services shall be Albany, New York, except as otherwise mutually agreed.

      .     EARLY TERMINATION.  () GENERAL.  Executive's employment hereunder shall be terminated and the Company's obligation to employ Executive hereunder shall cease, including the obligation to pay compensation for any period after the date of termination (except as provided in subparagraph 4(D)):
(i) immediately upon notice, in the sole discretion of the Company, other than for Cause, (ii) without the necessity of notice, upon the death of Executive, or (iii) upon written notice of a finding that Executive has (a) acted with gross negligence or willful misconduct in connection with the performance of his material duties under Paragraphs 1, 3, 5 and 8, with respect to acts or omissions prior to termination, and has not corrected such action within 15 days of receipt of written notice thereof, (b) defaulted in the performance of his material duties under Paragraphs 1, 3, 5 and 8, with respect to acts or omissions prior to termination, and has not corrected such action within 15 days of receipt of written notice thereof, (c) committed a material act of common law fraud against the Company, or (d) knowingly and in bad faith acted against the best interests of the Company in a manner that has a material adverse affect on the financial condition of the Company (any such finding is referred to herein as "Cause"), provided, however, that for the purposes of this Agreement, in the event that Jared E. Abbruzzese is not the Chief Executive Officer of the Company for any reason, the refusal or unwillingness of the Executive to relocate to Albany, New York, or elsewhere shall not constitute "Cause," and further provided that from and after an event described in Exhibit A to the Option Agreement only events under (iii)(a) above shall constitute "Cause." Upon any termination of Executive's employment, the Term shall expire. Any a breach by the Company of its material obligations under Paragraphs 1(B), 2(A)-(D), 3, 4(D), 4(E), 6(B) and 6(C), which are not corrected within 15 days of receipt of written notice thereof from Executive, shall be deemed a termination by the Company of Executive's employment other than for Cause.

            () DISABILITY. If Executive shall become unable to efficiently perform the essential functions of his job, even with reasonable accommodation, as a result of a disability or illness, as such terms are defined by the Americans with Disabilities Act, he shall be entitled to his regular compensation until the total period of disability or illness shall exceed:
(i) 90 days during any calendar year in the Term hereunder (whether or not continuous and whether or not the same disability or illness); or (ii) 60 continuous days during any calendar year in the Term hereunder, provided, that Executive is eligible for and is receiving payments under any disability plan of the Company. This Agreement may thereafter be terminated by the Company and the Company's obligations hereunder shall cease, including the obligation to pay compensation for any period after the date of termination. Any amounts payable as compensation during the period of disability or illness shall be reduced by any amounts paid during such period under any disability plan or similar insurance wholly paid for by the Company.

            () EXECUTIVE'S RIGHT TO TERMINATE. Executive may, at any time during the Term, resign.

            () AMOUNTS PAYABLE TO EXECUTIVE UPON TERMINATION. Upon any termination of Executive's employment hereunder for any reason, the Company shall pay to Executive or his executor or legal representative, as the case may be, any unpaid portion of his Base Salary up to the date of termination, any unpaid bonus for any fiscal year completed prior to date of termination of Executive's employment, the bonus for the fiscal year in which Executive's employment is terminated to the extent earned (as defined below), any expenses incurred in accordance with subparagraph 6(A) and not reimbursed prior to the date of termination, and benefits up to the date of Executive's termination of employment. In addition, in the event of Executive's termination under subparagraph 4(A) other than for Cause (as defined therein) or the death of Executive, the Company shall (i) pay to executive severance in an amount (the "Severance Amount") equal to the greater of (x) his then Base Salary under Paragraph 3, payable in twelve equal monthly installments or (y) the total Base Salary that would have been payable for the balance of the Term (without giving effect to any early termination), payable in equal such monthly installments, and (ii) continue the benefits provided in Paragraph 7 and maintain, or obtain replacement coverage for, all disability insurance, life insurance (including any insurance provided under subparagraph 2(F)), group insurance, medical and dental plans to which Executive and his spouse were receiving as of the date of the termination of his employment under subparagraph 2(E) and containing comparable coverages and benefits, for the period during which Executive is entitled to receive the Severance Amount ("Severance Period") as described above; provided, however, the Company shall not be obligated to provide such benefits under clause (ii) above to the extent Executive is receiving the same, or an equivalent value therefor, from a subsequent employer. With respect to the fiscal year in which the Term expires or Executive's employment is terminated, and provided that the performance targets for such fiscal year established pursuant to subparagraph 2(D) are met as determined with respect to the executive officers of the Company by the Compensation Committee of the Board of Directors of the Company, the portion of such bonus which is deemed "earned" for such fiscal year, shall be calculated as follows: (i) determine the bonus which would have been paid to Executive for the full fiscal year if the financial results for the portion of the fiscal year prior to termination were pro rated to the entire fiscal year; and (ii) multiply the amounts of such bonus as calculated under clause (I) by the fraction of the full fiscal year prior to such termination (determined by dividing the number of days during such fiscal year prior to termination by 365 days). This subparagraph 4(D) shall survive the termination of this Agreement.

            () NO MITIGATION; LEGAL FEES. In the event of the termination of Executive's employment for any reason, Executive shall have no duty to mitigate damages, and any earnings of Executive shall not reduce the payments otherwise due to Executive hereunder or otherwise, except with respect to benefits as provided for in subparagraph 4(D)(II). Executive shall be entitled to legal fees and costs if Executive institutes any legal action to enforce the Company's obligations hereunder provided that he is the prevailing party. This subparagraph 4(E) shall survive the termination of this Agreement.

      .     EMPLOYER'S AUTHORITY.  Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Company's Board of Directors respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Company's Chairman and Chief Executive Officer provided such rules, regulations, orders, directions and policies do not violate any applicable law, rule or regulation or require the commission of a tort or crime.

      .     EXPENSES.  ()  GENERAL.  During the Term, the Company shall reimburse Executive for the reasonable business expenses incurred by Executive in the course of performing his duties for the Company hereunder approved in advance or otherwise in accordance with the procedures then in place for such reimbursement.

            () APARTMENT/COMMUTING. The Company shall arrange, or otherwise reimburse Executive for, accommodations approved by the Company's Chairman and Chief Executive Officer and weekly round trip airline tickets to and from his current residence and Albany, New York during the Term; provided that in the event Executive shall relocate pursuant to the terms of subparagraph 6(C) below, the obligations of the Company under this subparagraph 6(B) shall cease upon Executive's completion of such relocation. In the event Executive is required to pay federal or state taxes in respect of any accommodation or travel expenses hereunder, Executive shall be grossed up for the amount of such taxes and the receipt of the gross up payment.

            () RELOCATION. By March 1, 1996, the Company's senior management, including Executive, shall evaluate the location of the Company's operations headquarters to determine if more than one headquarters location is appropriate and financially viable. If as a result of such evaluation, the Company's Board of Directors determines that the Executive should relocate to Albany, New York, or elsewhere, then Executive shall relocate to the greater Albany, New York area, or such other designated location, as soon as practicable after the commencement of the Employment Term. Executive shall be reimbursed for expenses reasonably incurred related to sale of his existing house and related relocation expenses as follows: (i) cost of packing and moving; (ii) sales commissions on the sale of his current home equal to local custom and reasonable closing and financing costs of the sale of his current home and the purchase of a home in New York; (iii) seller's and buyer's customary portion of transfer taxes, if any; (iv) payment of interest portion of mortgage payment on his current residence for up to three months during any period such residence is not sold following the acquisition of a residence in New York, or such other location, (subject to extension in the discretion of the Company's Board of Directors); and (v) an amount equal to any federal and state capital gains taxes currently recognized as a result of the purchase of a home in New York, or such other location, for a sales price that is less than the sales price of his current home. Amounts payable under the foregoing clauses (i) through (v) of this subparagraph 6(C) shall be grossed up for any federal and state taxes attributable to the receipt of such payments and attributable to the receipt of gross up payments under this clause. The Company may reimburse Executive for other relocation expenses incurred by Executive during his relocation to New York, with the prior written approval of the Company's Board of Directors. Notwithstanding the foregoing, the maximum amount payable to Executive in respect of this subparagraph 6(C), including the gross up for taxes, shall not exceed $85,000 in the aggregate.

      .     AUTOMOBILE ALLOWANCE.  During the Term, Executive shall be entitled to an automobile allowance of $750.00 per month, payable monthly in arrears.

      .     NON-DISCLOSURE/NON-COMPETITION.  ()  Executive will execute the
Nondisclosure Agreement of the Company, a copy of which is attached as Annex A hereto and made a part hereof. Said agreement shall survive any termination of the Term hereunder.

            () Because Executive's services to the Company are special and because Executive has access to the Company's confidential information, Executive covenants and agrees that if (i)(x) Executive's employment is terminated for Cause or (y) Executive voluntarily terminates his employment relationship hereunder with the Company or Executive elects not to renew his employment with the Company following the expiration of the Term, for a period of twelve (12) months following the termination of this Agreement, or
(ii) Executive's employment is terminated and Executive is receiving the Severance Amount, for a period not to exceed twelve (12) months during the Severance Period, whichever is applicable, he will not, directly or indirectly, either on his own behalf or on behalf of any person, partnership, corporation, limited liability company or otherwise, (i) engage in any business or undertaking directly competitive with the wireless cable television, cable television, subscription television (excluding video dialtone), direct broadcast satellite or direct-to-home businesses (each a "Related Business") being carried on by the Company, in any market serviced by the Company or any Affiliate thereof at the time of Executive's termination of employment, or in any "Service Area" (as defined in the Business Relationship Agreement referenced below) in which the Company or any Affiliate thereof, could be required to provide transport services for affiliates of BAC or NYNEX Corporation ("NYNEX") (any such BAC or NYNEX affiliates are collectively referred to as "BANX"), pursuant to the Business Relationship Agreement between the Company and BANX as in effect on the date of termination, or (ii) be employed by or provide consulting services to or be an investor, partner, member or shareholder in, any entity or other person in Related Business within 25 miles of any city in which the Company or any Affiliate thereof, does business at time of execution or in which the Company or any Affiliate thereof, is, at the time of Executive's termination of employment, providing transport services for BANX or has rights to broadcast or transmit television programing or in which the Company or any Affiliate thereof, has a transmission license at the time of termination, without the prior written consent of a majority of the independent members of the Board of Directors. The parties agree that the time period and geographical area of noncompetition specified above are reasonable and necessary in light of the transactions entered into this Agreement. If, however, it shall be determined at any time by a court of competent jurisdiction that either the time period restriction or the geographical area restriction, or both, are invalid or unenforceable, the parties agree that any such restriction determined to be invalid or unenforceable shall be deemed so amended as to make such restriction valid and enforceable in the determination of said court, and such restriction, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made as of the date of this Agreement. This subparagraph 8(B) shall survive the termination of this Agreement and shall not apply to investments constituting not more than 1% of the common equity of a publicly traded company.

      .     NOTICES.  Any notice permitted or required hereunder shall be deemed sufficient when hand-delivered or mailed by certified mail, postage prepaid, and addressed if to the Company at the address indicated above and if to the Executive at the address indicated below (or to such other address as may be provided by notice) provided that if a notice is mailed, a copy of such notice is sent the same day to the facsimile number set forth below for the addressee.

      .     MISCELLANEOUS.  This Agreement (i) constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements or understandings, (ii) may not be assigned by Executive without the prior written consent of the Company, and (iii) may not be assigned by the Company except in the event of a sale of substantially all of the assets of the Company to a third party who assumes in writing the Company's obligations (naming Executive as a third party beneficiary of the assumption) and furnishes a copy of such assumption of the Executive hereunder (and provided such assignment shall not release the Company of its financial obligations hereunder in case of a default by the assignee) and (iv), subject to clauses (ii) and (iii) hereof, shall be binding upon, and inure to the benefit of, the Executive, his heirs and personal representatives, and the Company and its successors and assigns. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

      .     AMENDMENT.  This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

      .     SPECIFIC ENFORCEMENT.  The parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for the Executive's breach of Paragraph 8 of this Agreement, and accordingly, the terms thereof shall be specifically enforced. Executive hereby consents to the entry of any temporary restraining order or preliminary or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof.

      .     SEVERABILITY.  The provisions of this Agreement are severable.  The invalidity of any provision shall not affect the validity of any other provision.

      .     GOVERNING LAW.  This Agreement shall be construed and regulated in all respects under the laws of the State of New York.

      . LEGAL FEES AND COSTS. The Company shall pay Executive's reasonable legal fees and costs in negotiating this Agreement up to a maximum of $10,000 against submission by Executive of itemized invoices. This Paragraph 15 shall survive the termination of this Agreement.

}


{
      IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.


                                    CAI WIRELESS SYSTEMS, INC.


                                    By  /S/ JARED E. ABBRUZZESE
                                       Its Chairman and Chief Executive
                                          Officer

                                    EXECUTIVE:


                                     /S/ JOHN PRISCO

                                    Name:  John Prisco
                                    Address:

}


{                             Annex A


                            NONDISCLOSURE AGREEMENT


      AGREEMENT made as of the 3rd day of January, 1996 by and between the undersigned individual residing at the address indicated following his signature below (hereinafter referred to as "Executive") and CAI WIRELESS SYSTEMS, INC., a Connecticut corporation, having its principal place of business in Albany, New York (hereinafter referred to as the "Company").

      WHEREAS, Executive is being employed by the Company in a capacity wherein Executive will come into possession of material of a confidential, sensitive or proprietary nature concerning the business, plans and trade secrets of the Company and its Affiliates (as defined below) and of third parties; and

      WHEREAS, the continued confidential treatment of such information is vital to the success of the Company's business,

      NOW THEREFORE, the parties agree as follows:

      .     Executive acknowledges that his work as an employee of the Company will bring him into close contact with the Confidential Information (as defined below) of the Company and of third parties. Executive acknowledges that such Confidential Information is reposed in him in trust.

      .     Executive hereby agrees that he shall, both during and after his employment, maintain such Confidential Information in confidence and neither disclose to others (nor cause to be disclosed) nor use personally (nor cause to be used) such Confidential Information without the prior written permission of the Company. Executive will also take reasonable precautions to prevent the inadvertent exposure of Confidential Information to unauthorized persons or entities. The restrictions contained in this Agreement shall expire four years after termination of Executive's employment with the Company, regardless of the reason for the termination.

      .     Executive acknowledges that he may, during his employment, add to the Company's Confidential Information in accordance with Paragraph 8 below and he agrees that any such additions shall fall within the strictures of this Agreement in accordance with Paragraph 8 below.

      . Executive agrees that upon any termination of his employment with the Company or any Affiliate thereof, or upon request if sooner, he shall forthwith return to the Company all reports, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including all copies thereof) which may be in his possession or under his control dealing with Confidential Information.

      .     Executive acknowledges that the covenants in this Agreement have existed since the commencement of his engagement with the Company. These covenants are expressions of his duty as an employee not to use the Confidential Information to the detriment of the Company. In addition, Executive acknowledges that he shall benefit from entry into this Agreement as the Company shall be willing to continue to provide access to Confidential Information to Executive.

      .     Executive acknowledges that the Company would be irreparably damaged and there would be no adequate remedy at law for Executive's breach of this Agreement, and accordingly, the terms of this Agreement shall be specifically enforced. Executive hereby consents to the entry of any temporary restraining order or preliminary or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof.

      .     This Agreement is not an agreement of employment and nothing herein shall be construed to obligate the Company to employ Executive for any definite duration or upon any specific terms. It is understood that the Company has agreed to employ Executive pursuant to a separate Consulting and Employment Agreement with the Company of even date herewith.

      .     As used herein, "Confidential Information" shall mean all
confidential information and trade secrets of the Company or any of its Affiliates (as such term is defined in the aforesaid Consulting and Employment Agreement), whether now existing or hereafter acquired or developed, including' without limitation financial statements, business plans, working methods, investments, materials, processes, programs, designs, drawings, names of and relationships with current or potential vendors and lenders and other third parties, contractual arrangements, profit formulas, experimental investigations, studies, current or potential customer names and requirements, current or potential professional associations or contacts, information submitted to Employer or its Affiliates by third parties on a confidential basis and similar other non-public or otherwise confidential, sensitive or proprietary information. "Confidential Information" shall not include (i) information that has become generally known within the wireless cable industry without breach of any obligation of confidentiality of Executive or any third party, (ii) information known to Executive prior to December 31, 1995, (iii) information obtained by Executive from third persons without breach of any obligations owed to the Company or any of its Affiliates or (iv) information provided by the Company or any of its Affiliates to third persons without confidentiality restrictions.

      .     This Agreement shall survive the termination of the employment of
Executive and shall not be amended except by a writing signed by the parties hereto. This Agreement shall be binding upon the Executive and his heirs, legal representatives, successors and assigns.

      .     This Agreement shall be governed and construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    CAI WIRELESS SYSTEMS, INC.



                                    By

                                       Its



                                    EXECUTIVE:


                                    Name:    John Prisco
                                    Address: